                                                                    EXHIBIT 99.1






FOR IMMEDIATE RELEASE
March 18, 2004

Contact:  John Breed
          Director, Media and Government Relations
          (713) 209-8835


                COOPER INDUSTRIES EXPECTS FIRST-QUARTER EARNINGS
                       OF BETWEEN $.75 AND $.80 PER SHARE

                 Company continues to see improving sales trends

HOUSTON, TX, March 18, 2004 - Cooper Industries, Ltd. (NYSE:CBE) today announced that sales for the three months ended February 29, 2004, including foreign currency translation, increased 7 to 9 percent, compared with the same period last year. Sales in Cooper's Electrical Products segment rose 6 to 8 percent and 13 to 15 percent in the Company's Tools & Hardware segment. Cooper noted that it had experienced improving demand in a number of its served markets, particularly in industrial and retail channels. More detail concerning Cooper's recent sales trends have been posted on the Company's Internet site, www.cooperindustries.com.

         As a result of the improving revenues, Cooper expects first-quarter 2004 earnings to be in the range of $.75 to $.80 per share. Further, provided that North American and European economic growth continues, the Company expects full-year 2004 earnings to be near the higher end of its previously announced range of $3.15 to $3.30 per share.

         Cooper Industries, Ltd., with 2003 revenues of $4.1 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company's administrative headquarters are in Houston, Texas. Cooper has more than 27,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company's Internet site, www.cooperindustries.com.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company's earnings outlook and revenue growth. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company's products; 2) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 3) the successful implementation of the Company's strategic initiatives; 4) changes in the tax laws, tax treaties or tax regulations; 5) the timing and amount of share repurchases by the Company; 6) the resolution of potential liability exposure resulting from Federal-Mogul Corporation's bankruptcy filing; and 7) the timing and amount of income, if any, to be recognized from the agreement related to the 1993 initial public offering of a subsidiary.

                                      # # #